Wholesalefund
Revolutionizing Product Distribution

Proposal & Statement of Work

Wholesalefund Inc.
6263 N Scottsdale Rd. Ste 180
Scottsdale, AZ 85250

Objective

The objective of this proposal is to provide additional information on our Wholesalefund partner offering and more detailed engagement expectations for Flasr.

We appreciate your consideration and look forward to a long successful partnership.

Wholesalefund Background

Wholesalefund Inc, is headquartered in Scottsdale, AZ. We are a privately owned business that has built relationships brokers, distributors and retailers. Our company is passionate about helping companies overcome one of their biggest pain points by helping manage the wholesale sales and distribution process to accelerate sales.

Our business model leverages a unique blend of expertise, relationship, networks, and technology systems that all us to get in front our broker, buyer, and distribution networks faster with superior brand presentation and follow-up systems.

Our delivery model is built around a model of value based solutions. We want to ensure product companies and distributors are successful in their business first and foremost. We make sure that we target your ideal clients and territories that fit your brand to drive sales. Despite having a proven system and packaged offerings, every client is treated unique and with special attention in resolving your business needs.

Company Objectives & Considerations

After our discussion, we understand the following based on our call:

- Unique product which differentiated value proposition to market
- Spent 200K in development last year. Great online and product progress, lacking wholesale/retail market penetration
- Have some initial retail interest and distribution, looking to find sweet spot and scale sales faster.
- Need to stay lean and not get over-exposed with channel costs
- Interested in accelerating ideal buyer and broker relationships, that can sell product without creating large overhead expenses

Wholesalefund Recommendation

Given your business based on our conversation we believe a custom Wholesale Sales & Distribution Engagement is suited to accelerate the sales process in the c-store channel along with other possible business opportunities.

In this engagement, we believe we can accomplish the following benefits:

- Wholesalefund will get all key wholesale and retail value proposition and collateral updated and fine-tuned. We have a great start with the online and consumer work done, we just need to develop the full sales suite necessary to penetrate the retail sales process.
- Wholesalefund will prepare a strategic plan for penetrating the c-store market with all key relationships. We will create a 90 day plan to identify and call the brokers that have the quickest path to getting your product into the accounts that we target.
- Wholeslefund will immediately increase the reach of frequency to brokers who have established relationships with convenience stores retail buyers and DSDs through the Wholesalefund established network.
- Wholesalefund will manage all aspects of the broker sales and direct retail process including deal flow and aggressive follow-up.
- Wholesalefund will assist as appropriate to expand current online strategies to reach a broader audience and gain distribution through the Wholesalefund online platform and Broker Access platform.

The Wholesale Partner Overview for FLASR

In sections below, we will share with you in more detail on the benefits and mechanics of our systematic approach and delivery model.

Our solutions are built around delivering you value in three core areas:

1. **First is excelling at building out a distribution strategy around c-stores**

We will create a full 90 day plan to accelerate sales through our existing network and our plan to acquire new brokers through a gap analysis through our coverage map. We detail the plan by carving out which areas are not currently covered and then put in a plan on getting meetings and deals done through the brokers we target.

Using our entire team of experienced executives, we will provide you with a detail strategic and tactical plan on how we will reach our targeted list.

2. **Second is in our follow up system.**

Having the contacts and experience alone will not get you very far. Getting distribution takes a true brute force effort of countless hours calling, selling, and following up with distribution partners. We have a systematic way of managing this using online, direct marketing and call center tactics, alongside trained resources. This level of setup and follow-up takes a large investment for any single company. Our system and price point is not only very cost-effective but also built on best practice of others. Partnering with us on this aspect of your business allows you to focus on your core business and not take on the high-burden and churn of communication chaos and hiring and training new representatives.

3. **Third is in our Experience**

Available only in our custom offerings, we will apply our industry knowledge to consult you 1:1 on brand and channel strategies specific to your business. This level of hands on engagement and consulting enables us to be very targeted and effective in our distribution channel engagement. It provides you a truly reliable partner that can increase your company value by building in domain knowledge and best practice directly into your company's sales and marketing model. We catch common mistakes with our experience upfront so you don't have to do the very costly "trial and error" approach that many companies fall into going into acquiring distribution in the c-store channel.

The Wholesalefund Deliverable Overview

The following is a more detailed breakdown of the deliverables you can expect from this package each month.

Customized Distribution Consulting

We will provide direct consulting with our wholesale & distribution experts that can answer specific strategic questions and work alongside you to develop a refined sales, marketing, and distribution strategy that will meet your business objectives

Specifications and Reporting

We provide direct reporting through our CRM system regarding every touch point in the sales process. We will share our best practices on our sales process and management of our brokers which will be reported to you on a monthly basis. We will continue to work with you each week to refine elements of the sales process (best practices to selling your product) to ensure brokers keep FLASR as their top priority to sell versus their other products that they carry.

Lead Management (Optional)

If you want to handle the leads and prospects you can work alongside us to do it as well. We work with you directly to get the best distributors or retailers interested in your products alongside our brokers so you can have visibility to getting on joint conference calls with brokers to ensure our productivity and follow-up process.

Sales Management

We have already created an effective sales process with brokers and use our **Broker Access** platform to initiate the sales process with our brokers. We follow-up weekly to ensure that brokers and our other retailers/distributors get everything they need to sell your product immediately.

Next we set up in our CRM system to manage every aspect of our sales process to keep track of every broker and distributor that we identify as an opportunity. We use a strenuous follow-up system to ensure we continue to get full visibility of your product to our network each day.

We use our automated system to follow-up with sample requests and feedback to ensure we get all the information on the sales process.

Sales and Activity Reporting

- We work with you to clearly establish your target distribution list.
- We will provide daily calls to your targeted list including follow-up
- You will receive a report on opportunities and each step in the sales process that shows you the activity from our calling and follow-up efforts.

Follow Up

- We setup a follow up through our calls and email campaigns.
- We send customized electronic follow ups built from your brand collateral including: sales sheets, spec sheets, photos, videos, audios
- You can send samples or send through our fulfillment center. We have a follow-up process for getting feedback on all samples sent out to buyers.

On-Line Platform and Direct Marketing > Get more exposure

Wholesalefund will utilize our on-line platform to feature and promote your brands utilizing presentation and website collateral on both our on-line catalog but also through our buyer and broker alerts. This is both a lead generation and sample request vehicle to engage both buyers and brokers

Outcomes and ROI

- Direct access to robust network of brokers and buyers
- Direct development by A level industry experts – Direct Brand Development, Doug Hecker, and Sales Development, Barb Goldberg, including support of 8 person team.
- Best product presentation and marketing collateral in the channel
- Validated channel strategies and streamline efforts to reduce cost
- Acceleration of current sales growth by additional direct placements
- Acceleration of current sales growth by extension of "ideal" broker and partners relationships with increased follow up

Pricing

- Monthly Fee: $ **5000, 3 Month Minimum paid upfront**
- Standard - Brokering Fees: 5% Gross Paid Sales. 3% Gross Paid Sales if Selling through other Broker who will take 5% for a total of 8%. Broker fees negotiable and pending ramp of product sales will reduce monthly fees. Our aim is to adjust to market and category demand, and not have commission structure be a limiting factor in accelerating channel sales
- Our primary factor in overall pricing is simply to ensure we can cover our overhead as we build a brand. Our interest and only means of profit is long-term sales success so although we seek 12month or longer partnership, we have a no commitment policy so that if not driving sufficient ROI in the relationship we can adjust quickly

Next Steps

To proceed here are the following next steps.

1. Establish start date
2. Sign Pricing & Term Sheet
3. Complete 1st Payment that will effectively take place on start date.
4. Complete terms and sign broker agreement
5. Engagement kickoff and list deliverables and timelines